Exhibit 10(a)

By E-mail
Mr. Frank Pollard	Mr. Jeffrey Bernstein
3615 RFD	9739 Monte Mar Drive
Long Grove, Illinois 60047	Los Angeles, CA 90035
Re: Amended Nicomide License and Third Amendment to Merger Agreement
HIGHLY CONFIDENTIAL
April 3, 2009
Gentlemen:
     We are writing to you in your capacity as the Sirius Shareholder Representatives under the terms of the merger agreement between DUSA Pharmaceuticals, Inc. (“DUSA”) and Sirius Laboratories, Inc. (“Sirius”) dated December 30, 2005, as amended (the “Merger Agreement”). As explained below, we require a further limited waiver of Section 10.4(b) of the Merger Agreement.
     DUSA has been engaged in negotiations to broaden the Nicomide® patent license with River’s Edge Pharmaceuticals, LLC (“River’s Edge”) to which you agreed in August, 2008. Our discussions with River’s Edge are about to conclude. DUSA has agreed to amend the non-exclusive license to the patent which claims Nicomide® for the prescription pharmaceutical market, to an exclusive license on the terms we have discussed with you verbally and in writing.
     In addition, you may also be aware that, Dr. Joel Bernstein, acting on behalf of a group Sirius Principal Shareholders (as defined in the Merger Agreement) has threatened DUSA with litigation alleging various breaches of the Merger Agreement by DUSA. DUSA wishes to resolve all issues with the former Sirius shareholders. In that regard, in addition to the consent to waive Section 10.4 of the Merger Agreement in connection with the amended Nicomide license, DUSA is proposing that the Sirius Representatives and the Sirius Principal Shareholders enter into a Release and the Third Amendment to the Merger Agreement in the form of Exhibits A and B attached to and made a part of this letter agreement.
     In consideration of the waiver of Section 10.4 and the Release and Third Amendment to the Merger Agreement, DUSA agrees to pay One Hundred Thousand Dollars ($100,000) to the Sirius Shareholders on a pro rata basis based on their respective interests in Sirius upon the execution of this letter and the Exhibits by all respective parties, and a potential second payment of Two Hundred Fifty Thousand Dollars ($250,000) as set forth in the Release.
     If you consent to the waiver, we ask that one or both of you sign this letter in the space below and FAX it back to me at 978-909-1016.
CORPORATE HEADQUARTERS 25 Upton Drive, Wilmington, MA 01887 — Phone 978.657.7500, Fax 978.657.9193
TORONTO OFFICE 555 Richmond Street West, Suite 300, P.O. Box 704, Toronto, Ontario M5V 3B1 Phone 416.363-5059, Fax 416.363.6602
WWW.dusapharma.com

Very truly yours,
/s/ Robert F. Doman	/ 4-23-09
Robert F. Doman
President and Chief Executive Officer

We hereby (i) consent pursuant to Section 15.10 of the Merger Agreement to waive Section 10.4(b) of the Merger Agreement to allow DUSA to enter the Amendment to the License Agreement under the principal terms presented to us.

/s/ Frank Pollard	/s/ Jeffrey Bernstein

Frank Pollard	Jeffrey Bernstein

Date: 04/03/2009	Date: April 3, 2009